EXHIBIT 99

CUSIP NO. 294069307

SCHEDULE 1

ADDITIONAL INFORMATION REQUIRED BY ITEM 2 OF SCHEDULE 13D

DIRECTORS AND MANAGERS OF RINECO RECYCLING, LLC

Name and Business Address	Citizenship	Present Principal Occupation

Harry C. Erwin, III President 17 Glenridge Road Little Rock, Arkansas 72227	United States	President, Erwin & Company, P.A. Certified Public Accountant

Steven M. Keith Secretary 5 Marbais Place Little Rock, AR 72223	United States	President, KBX, Inc., a rice brokerage firm

Michael R. Spinks Chief Financial Officer 24514 Kanis Road Little Rock, AR 72223	United States	Vice President of Administration and Chief Financial Office RINECO Chemical Industries, Inc., parent of Rineco Recycling, LLC